THE GLENMEDE FUND, INC.
Registration No. 811-5577
FORM N-SAR
Semi-Annual Period Ended April 30, 2010

SUB-ITEM 77D: Policies with respect to security investments.

(g)
On December 11, 2009, the Board of Directors approved revisions to the investment policy of the Core Fixed Income Portfolio to permit the Portfolio to invest in exchange traded funds that are rated investment grade (BBB- and higher) or if not rated, determined to be of comparable quality at the time of purchase or in closed-end funds that invest in securities of comparable quality.

Sub-Item 77Q1: Exhibits.

(b)
Revisions to the investment policy of the Core Fixed Income Portfolio is incorporated herein by reference to Registrant’s February 28, 2010 Prospectus and Statement of Additional Information filed with the Commission on February 26, 2010.

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